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I-MANY, INC. FINALIZES ACQUISITION OF PROVATO

PORTLAND, ME - AUGUST 20, 2001 I-many, Inc. (NASDAQ: IMNY - news), the leader in contract and trade management solutions, announced that it has completed its acquisition of Provato, Inc., a leading provider of contract management and compliance solutions. The acquisition allows I-many to strategically expand its contract management and compliance offerings to additional industries and across the spectrum of contractually-based business interactions.

"The products, technology and people added through the acquisition of Provato further improve I-many's position in the contract management space," said Leigh Powell, President and CEO of I-many. "The combination of our capabilities and perspective on the nature of trade relationships as reflected in contracts and trade agreements will yield significant new products, accelerate our success beyond consumer products, foodservice, healthcare and chemicals to a variety of new industries and most importantly, deliver greater value to our customers. Contract management is now closer than ever to becoming the next inter-enterprise application."

The terms of the acquisition include the issuance of approximately 2.0 million shares of the Company's common stock to the shareholders of Provato and the payment of approximately $1.25 million of transaction related costs.

Concurrent with the closure of this acquisition, I-many has announced that Mark Christiansen, former CEO and co-founder of Provato, has been named Executive Vice President - Marketing and Strategy for I-many. Mark will report directly to Mr. Powell, and will continue to be based out of the Provato's former Oakland, CA office - now I-many's West Coast headquarters. Additionally, Guy Morgante, formerly Provato's Vice President of Strategic Solutions, has been named as General Manager - Chemicals for I-many. Mr. Morgante will report directly to Terry Nicholson, COO, for I-many.

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Provato's former sales infrastructure has been added to I-many's current sales team. Furthermore, I-many is adding Provato's software engineering staff and experience to its team. With extensive experience in Java and Internet technologies, the expanded software engineering team will continue to advance I-many's development of contract management solutions.

I-many's contract management solutions help companies effectively make, manage and maximize the value of business relationships established through a contract or trade agreement. Earlier this year, Goldman Sachs Global Equity Research issued a report, Time to Manage Those Contracts (February 2, 2001), which estimated the market for contract management software to be $3.1 billion by 2005. That report identified I-many, Inc. as the "pure-play leader" in the field of contract management. Additionally, Doculabs, Inc., (www.doculabs.com) an independent industry analyst and advisory firm specializing in emerging technologies, recently issued a MarketFocus Report stating "a new generation of contract management technology is bridging the gap" between corporate enterprise resource planning (ERP) and customer relationship management (CRM) systems. I-many's acquisition of Provato is an elemental piece in I-many's continuing strength in the development and implementation of contract management solutions.

ABOUT I-MANY

I-many (NASDAQ: IMNY) is the leader in providing software and Internet-based contract management solutions and related professional services which enable businesses to manage complex trade relationships and facilitate business-to-business e-commerce. The company's software is used by 8 of the largest 10 healthcare manufacturers in the world and leading consumer goods companies. The company estimates that its solutions help manage more than $45 billion in contracted commerce per year. For more information, visit the company Web site at www.imany.com.

This press release may contain forward-looking statements relating to the future performance of I-many, Inc. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the adoption by companies outside the healthcare field of I-many's solutions generally, the uncertainty associated with the adoption by small and medium-sized manufacturers of I-many's ASP service model, and competition for market share among the companies providing technologies and services similar to those provided by the Company.

For more information contact:
Chris MacKenzie
cmackenzie@imany.com
ph (732) 516-2603

All trademarks are the property of their respective owners. Copyright (C)2001 I-many, Inc. All rights reserved.